Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No.333-292187) on Form S-4 and related joint proxy statement/prospectus of Sonida Senior Living, Inc. of our report dated March 27, 2024, relating to the consolidated financial statements, of Sonida Senior Living, Inc. as of December 31, 2023 and the year then ended, appearing in the Annual Report on Form 10-K of Sonida Senior Living, Inc. for the year ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such joint proxy statement/prospectus.

/s/ RSM US LLP

Dallas, Texas
January 2, 2026

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